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                      TEGAL CORPORATION AND SUBSIDIARIES             Exhibit 11

                        Statement Regarding Computation

                            of Net Income Per Share

                     (In thousands, except per share data)


                                                         Year Ended
                                                         March  31,
                                                         ----------
                                                     1996         1995
                                                     ----         ----

Net income                                          $5,566       $  828
                                                    ------       ------

Weighted average shares outstanding
    during the period                                4,692          534

Preferred stock on an "as if" converted basis        3,309        5,876

Common shares issued and stock options
    granted in accordance with Staff
    Accounting Bulletin No. 83                           1          774

Common stock equivalent                                897          189
                                                    ------       ------

Shares used in per share computation                 8,899        7,373
                                                    ------       ------

Net income per share                                $ 0.63       $ 0.11
                                                    ------       ------